As filed with the Securities and Exchange Commission on May 7, 2019

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________
FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933
____________________________

LITHIA MOTORS, INC.
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	93-0572810 (I.R.S. Employer Identification No.)

150 N. Bartlett Street
Medford, Oregon 97501
(541) 776-6401

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________________

Amended and Restated Lithia Motors, Inc. 2009 Employee Stock Purchase Plan
(Full title of the plan)
______________________________

Steven J. Boender
Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
(503) 294-9292

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee (1)
Class A Common Stock, no par value	1,500,000	$111.97	$167,947,500	$20,355.24
(1)
Pursuant to Securities Act Rules 457(c) and 457(h), the maximum offering price per share, the maximum aggregate offering price and the registration fee were calculated based upon the average of the high and low prices of the Class A Common Stock on May 2, 2019, as quoted on the New York Stock Exchange.

EXPLANATORY NOTE
This Registration Statement is filed by Lithia Motors, Inc., an Oregon corporation (the “Company”), to register additional securities issuable pursuant to the Amended and Restated Lithia Motors, Inc. 2009 Employee Stock Purchase Plan (the “Plan”) and consists of only those items required by General Instruction E to Form S-8.
PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference
The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a) The Company’s Registration Statement on Form S-8 filed with the Commission on August 28, 2009 (Commission File No. 333-190192);
(b) The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018, filed with the Commission on February 25, 2019 (Commission File No. 001-14733);
(c) The Company’s Current Report on Form 8-K filed with the Commission on March 4, 2019 (Commission File No. 001-14733);
(d) The Company’s Current Report on Form 8-K filed with the Commission on April 24, 2019 (Commission File No. 001-14733);
(e) The Company’s Current Report on Form 8-K filed with the Commission on April 25, 2019 (Commission File No. 001-14733);

(f)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the Commission on April 26, 2019 (Commission File No. 001-14733); and
(g) The descriptions of the Class A Common Stock of the Company contained in the Company’s registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers
Under the Oregon Business Corporation Act (the “Oregon Act”), the Company’s Restated Articles of Incorporation as amended April 25, 2019 (the “Articles”) and the Company’s Second Amended and Restated Bylaws as amended April 25, 2019

(the “Bylaws”), the Company has broad powers to indemnify directors and officers against liabilities that they may incur in such capacities.
The Oregon Act authorizes the indemnification of an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if:
(a) the conduct of the individual was in good faith;
(b) the individual reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to its best interests;
(c) in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful;
(d) in the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and
(e) in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.
The Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. In addition, the Oregon Act provides that the indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under the corporation’s articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders or otherwise.
Article VIII of the Articles provides that the Company will indemnify its directors and officers against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at the Company’s request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
The Oregon Act also authorizes a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except that such a provision cannot affect the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful corporate distribution as defined in the Oregon Act or (iv) for any transaction from which the director derived an improper personal benefit.
Article VII of the Articles provides that the liability of the Company’s directors to the Company or its shareholders for monetary damages for conduct as a director is limited to the fullest extent not prohibited by law.
In addition to the indemnification and exculpation provided by the Articles, the Company has entered into an indemnity agreement with each of its directors and officers. The indemnity agreements require the Company to provide indemnification, to the fullest extent not prohibited by law, for all liability (including attorney fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the director or officer in connection with any actual or threatened proceeding (including, to the extent not prohibited by law, any derivative action) by reason of the fact that the person is or was serving as a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan.
The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against loss (as defined) as a result of claims brought against them alleging breach of duty, neglect, error or misstatement while acting in such capacities.
Item 8. Exhibits
The attached Exhibit Index is incorporated herein by reference.

Item 9. Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, the State of Oregon, on May 7, 2019.

LITHIA MOTORS, INC.

By:	/s/ Bryan B. DeBoer
Name: Bryan B. DeBoer
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 7, 2019.

Each of the undersigned constitutes and appoints Bryan B. DeBoer and Christopher S. Holzshu his or her true and lawful attorney and agent to do all things and to execute in his or her name all instruments that the attorney and agent may deem necessary or advisable to enable Lithia Motors, Inc. to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933 of the securities referenced in this registration statement, including specifically, but without limitation, power and authority to sign his or her name to any amendment hereto and to file such amendment with the Commission; and the undersigned ratifies and confirms all that his or her attorney and agent shall do or cause to be done by virtue of this authority.

Signature	Title
/s/ Bryan B. DeBoer	Director, President and Chief Executive Officer (Principal Executive Officer)
Bryan B. DeBoer
/s/ Tina Miller	Tina Miller Chief Accounting Officer and Interim Principal Financial Officer (Principal Accounting and Financial Officer)
Tina Miller
/s/ Sidney B. DeBoer	Chairman of the Board
Sidney B. DeBoer
/s/ Shauna F. McIntyre	Director
Shauna F. McIntyre
/s/ David J. Robino	Director
David J. Robino
/s/ Susan O. Cain	Director
Susan O. Cain
/s/ Kenneth E. Roberts	Director
Kenneth E. Roberts
/s/ Louis P. Miramontes	Director
Louis P. Miramontes

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1*	Restated Articles of Incorporation of Lithia Motors, Inc., as amended May 13, 1999 (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K for the year ended December 31, 1999).

4.2*	Articles of Amendment to Restated Articles of Incorporation of Lithia Motors, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed April 25, 2019).

4.3*	Second Amended and Restated Bylaws of Lithia Motors, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed April 25, 2019).

5.1+	Opinion of Stoel Rives LLP.

23.1+	Consent of KPMG LLP.

23.2+	Consent of Stoel Rives LLP (included in Exhibit 5).

24.1+	Power of Attorney (included on signature page).

99.1*	Amended and Restated Lithia Motors, Inc. 2009 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed April 25, 2019).

+    Filed herewith.

*    Incorporated by reference